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                                                                    EXHIBIT 12.1

                             Alberto-Culver Company
                       Ratio of Earnings to Fixed Charges

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

                                          ---------------------------------------------
(In thousands)
                                              2000      1999     1998     1997     1996
                                          ---------------------------------------------
Earnings:

  Income from continuing operations
  before income taxes                     $154,281   133,783  132,378  136,121  100,014

  Interest expense and amortization of
  debt discount, fees and expenses          23,747    14,849   12,170   11,826   15,905

  Interest included in rental expense       24,967    23,267   21,033   19,857   17,645
                                          ---------------------------------------------

Total Earnings                             202,995   171,899  165,581  167,804  133,564
                                          ---------------------------------------------
  Less non-recurring gain                   (9,257)       --       --  (15,634)      --
                                          ---------------------------------------------

Total earnings excluding non-
recurring gain                            $193,738   171,899  165,581  152,170  133,564
                                          =============================================


Fixed charges:

  Interest expense and amortization of
  debt discount, fees and expenses        $ 23,747    14,849   12,170   11,826   15,905

  Interest included in rental expense       24,967    23,267   21,033   19,857   17,645
                                          ---------------------------------------------

Total fixed charges                       $ 48,714    38,116   33,203   31,683   33,550
                                          =============================================

Ratio of earnings to fixed charges             4.2       4.5      5.0      5.3      4.0
                                          =============================================

Ratio of earnings excluding non-
recurring gain to fixed charges                4.0*      4.5      5.0      4.8**    4.0
                                          =============================================
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*  Excludes a non-recurring pre-tax gain of $9.3 million in the first quarter of fiscal year 2000 resulting from the sale of a trademark for $10.0 million.

** Excludes a non-recurring pre-tax gain of $15.6 million in the first quarter of fiscal year 1997 resulting from a $28.0 million insurance settlement from the loss of the Company's airplane.